    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 24, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                   STARTEC GLOBAL COMMUNICATIONS CORPORATION
             (Exact name of Registrant as specified in its charter)

                          DELAWARE                                                     52-2099559
                (State or other Jurisdiction                                        (I.R.S. Employer
             of Incorporation or Organization)                                     Identification No)

                                                  10411 MOTOR CITY DRIVE
                                                 BETHESDA, MARYLAND 20817
                                                     (301) 365-8959
                                   (Address, Including Zip Code, and Telephone Number,
                            Including Area Code, of Registrant's Principal Executive Offices)

                                                       RAM MUKUNDA
                                     CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                        STARTEC GLOBAL COMMUNICATIONS CORPORATION
                                                  10411 MOTOR CITY DRIVE
                                                 BETHESDA, MARYLAND 20817
                                                     (301) 365-8959
                                (Name, Address, Including Zip Code, and Telephone Number,
                                        Including Area Code, of Agent for Service)

                            ------------------------

                                   COPIES TO:

                             WM. DAVID CHALK, ESQ.
                       PIPER MARBURY RUDNICK & WOLFE LLP
                               6225 SMITH AVENUE
                         BALTIMORE, MARYLAND 21209-3600
                                  410-580-4120

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                          PROPOSED MAXIMUM
                                                       AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED      REGISTERED*             SHARE               PRICE**
Warrants to purchase Common Stock...                      125,000                --                   --
Common Stock, $.01 par value, underlying the
  Warrants**+....................                         125,000             $11.21***           $1,401,250
Common Stock, $.01 par value+....                         391,154             $9.50****           $3,715,963


                                                         AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED   REGISTRATION FEE*
Warrants to purchase Common Stock...                        --
Common Stock, $.01 par value, underlying the
  Warrants**+....................
Common Stock, $.01 par value+....                         $1,351

* Pursuant to Rule 429 under the Securities Act, the prospectus contained in this Registration Statement is a combined prospectus and also relates to
     (i) up to 160,000 warrants to purchase common stock and up to 200,226 shares of common stock underlying such warrants, which warrants and shares of common stock were registered under Registration Statement No. 333-64465 previously filed with the SEC on Form S-3 and declared effective, and which Registration Statement, pursuant to Rule 416, also covered such indeterminate number of shares of Common Stock as may be issuable upon the exercise of the Warrants pursuant to anti-dilution provisions thereof;
     (ii) up to 807,042 shares of common stock registered under Registration Statement No. 333-78171 previously filed with the SEC on Form S-3 and declared effective; (iii) up to 2,065,723 shares of common stock registered under Registration Statement No. 333-93631 previously filed with the SEC on Form S-3 and declared effective; and (iv) up to 2,897,988 shares of common stock, which shares of common stock were registered under Registration Statement No. 333-38714 previously filed with the SEC on Form S-3 and declared effective. This Registration Statement constitutes post-effective Amendment No. 3 to Registration Statements No. 333-64465 and
     No. 333-78171, post-effective Amendment No. 2 to Registration Statement
     No. 333-93631, and post-effective Amendment No. 1 to Registration Statement No. 333-38714. All four post-effective amendments shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act. Upon the effectiveness of such post-effective amendments and this Registration Statement, this Registration Statement will relate to an aggregate of 285,000 warrants to acquire shares of common stock and 6,487,133 shares of common stock. The filing fee associated with the 160,000 warrants and the 200,226 shares of common stock underlying such warrants under Registration No. 333-64465 was $3,872.00, and was paid at the time of filing of that Registration Statement. The filing fee associated with the 807,042 shares of common stock under Registration Statement No. 333-78171 was $1,784.57, and was paid at the time of filing of that Registration Statement. The filing fee associated with 2,065,723 shares of common stock under Registration Statement No. 333-93631 was $10,432.56, and was paid at the time of filing of that Registration Statement. The filing fee associated with the 2,879,988 shares of common stock under Registration No. 333-38714 was $8,515.00, and was paid at the time of filing of that Registration Statement.

** Includes shares of Common Stock issuable upon the exercise of the Warrants. Pursuant to Rule 416, this Registration Statement also covers such indeterminate number of shares of Common Stock as may be issuable upon the exercise of the Warrants pursuant to anti-dilution provisions thereof.

*** Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g).

**** Estimated under Rule 457(c) solely for the purpose of calculating the registration fee, using the average of the high and low prices as reported on the Nasdaq National Market on August 17, 2000 of $9.50.

+ Also includes rights to purchase Series A Junior Participating Preferred Stock of Startec Global Communications Corporation that are associated with the Common Stock. Such rights will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events, and no separate consideration will be received by the Company in connection with the issuance of such rights.
                         ------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING UNDER SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   STARTEC GLOBAL COMMUNICATIONS CORPORATION

                       6,161,907 SHARES OF COMMON STOCK,
              285,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK
                                      AND
             325,226 SHARES OF COMMON STOCK UNDERLYING THE WARRANTS

    This prospectus relates to the public offering, which is not being underwritten, from time to time, of up to 6,161,907 shares of common stock, par value $.01 per share, and up to 285,000 warrants to purchase 325,226 shares of common stock underlying warrants of Startec Global Communications Corporation by various securityholders. We will not receive any of the proceeds from the sale of these securities. The selling securityholders listed on page 11 may offer, from time to time, those shares of our common stock and warrants under this prospectus. The selling securityholders may offer and sell their shares of common stock and warrants to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders, the purchasers of the securities, or both.

    Our common stock is traded on the Nasdaq National Market under the symbol "STGC." On August 22, 2000, the closing price of one share of our common stock was $10.56

                            ------------------------

    INVESTING IN OUR COMMON STOCK AND WARRANTS INVOLVES RISKS. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" SECTION OF THIS PROSPECTUS BEGINNING ON PAGE 2 BEFORE YOU MAKE YOUR INVESTMENT DECISION.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 The date of this prospectus is August 24, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Summary.....................................................      1

Use of Proceeds.............................................      2

Risk Factors................................................      2

Selling Securityholders.....................................     11

Plan of Distribution........................................     16

Legal Matters...............................................     17

Experts.....................................................     17

Where You Can Find More Information.........................     18

Incorporation by Reference..................................     18

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION ABOUT STARTEC GLOBAL COMMUNICATIONS CORPORATION. BECAUSE THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK OR WARRANTS. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY.

                                    STARTEC

    We are a communications company with an existing customer base of retail ethnic customers, small-and medium-sized businesses and leading Voice-over-the-Internet-Protocol carriers. We provide our services through a flexible network of owned and leased facilities, operating and termination agreements, and resale arrangements. Our Internet Protocol (IP) technology allows us to integrate web-enabled voice, data and video services on a single network. We are also developing online ethnic communities which target specific cultures and give us an opportunity to advertise our services to a diverse audience. We currently host Arabic, Chinese, Indian, Iranian and Turkish web communities. We have recently embarked upon three Internet initiatives:

    - rapid expansion and activation of our web-enabled network into emerging economies;

    - expansion of our current customer base of ethnic residential customers, businesses, carriers, Internet-service providers and Internet portals that focus on emerging economies; and

    - expansion and enhancement of our online ethnic communities to serve as the platform through which our customers can access our services.

                                    MISSION

    Our mission is to become the leading provider of Voice-over-Internet-Protocol (VOIP) and Internet-based services to customers in emerging economies. Our targeted ethnic markets, comprised of ethnic communities from the Asia Pacific Rim, the Middle East and North Africa, Russia and Central Europe and Latin and South America, have a strong demand for communication services to the emerging economies. To achieve our mission, we have developed three core competencies:

    - targeted ethnic marketing and in-language customer service;

    - deployment of advanced technologies into the emerging economies; and

    - deployment of online transaction-based technology to provide voice, data and Internet services on a seamless network.

                                  RISK FACTORS

    You should carefully consider the information set forth under "Risk Factors," in addition to the other information in this prospectus, before purchasing any of the securities offered pursuant to this prospectus.

                            ------------------------

    We are a Delaware corporation. Our headquarters are located at 10411 Motor City Drive, Bethesda, Maryland 20817. Our telephone number is (301) 365-8959.

                                USE OF PROCEEDS

    All of the common stock and warrants offered by this prospectus are being offered by our selling securityholders. We will not receive any of the proceeds from the sale of our issued and outstanding common stock or warrants.

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY EACH OF THE FOLLOWING RISKS AND ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS AND THE DOCUMENTS WE INCORPORATE BY REFERENCE BEFORE INVESTING IN OUR SECURITIES. IF ANY OF THE FOLLOWING RISKS AND UNCERTAINTIES DEVELOP INTO ACTUAL EVENTS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED.

BECAUSE OUR INTERNET SERVICES HAVE LIMITED OR NO OPERATING HISTORY, WE DO NOT KNOW WHETHER WE WILL BE ABLE TO ATTRACT SUFFICIENT NUMBERS OF REPEAT USERS TO OUR ETHNIC WEB COMMUNITIES OR GENERATE MATERIAL REVENUES.

    We have only recently begun to promote our ethnic Web communities under the eStart brand and market our voice-over-internet-protocol and other services. We cannot assure you that our targeted ethnic populations in North America, Asia, Europe, the Middle East and Latin America will accept our products and services or that we will attract sufficient numbers of repeat users to our virtual community portals to make this service profitable. Because the market for our products and services is new and evolving, it is difficult to predict the future growth rate, if any, and the size of the market that we have targeted. If the market develops more slowly than we expect or becomes saturated with competitors, or if our products and services are not accepted by consumers, we may be unable to generate material revenues from the sale of our products, services and advertising or from electronic commerce through our portals.

BECAUSE CONTENT MAY BE ATTRIBUTED TO OUR ETHNIC WEB COMMUNITIES, WE MAY BE SUBJECT TO MATERIAL LITIGATION.

    Because materials may be downloaded from the services that we operate or facilitate and the materials may subsequently be distributed to others, we could face claims for errors, defamation, negligence, or copyright or trademark infringement based on the nature and content of those materials. We also could be exposed to liability because of the listings that we select and make available through our ethnic Web communities, or through content and materials posted by users in chat rooms and message-board services incorporated into our portals. Regardless of whether we are liable for a claim made against us, we may incur substantial costs in investigating and defending such claims.

BECAUSE THE COMPETITION FOR INTERNET SERVICES IS INTENSE, WE MAY BE UNABLE TO ESTABLISH AND MAINTAIN A SUFFICIENT CUSTOMER BASE.

    The market for Internet connectivity, voice-over-internet-protocol, and related products and services is extremely intense and competitive. We expect that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential size of the Internet market has attracted many new start-ups, as well as established businesses from different industries. Some of these competitors have longer operating histories, significantly greater market presence, brand recognition and financial, technical and personnel resources than we do. We may not be able to compete effectively against these competitors, which could cause us to lose customers and limit our ability to attract new customers.

IF THIRD PARTIES TERMINATE THEIR RELATIONS WITH US OR FAIL TO RENEW A MATERIAL AGREEMENT OR FAIL TO PERFORM UNDER A MATERIAL AGREEMENT, WE MAY INCUR SIGNIFICANT COSTS IN DEVELOPING OR REPLACING THEIR TECHNOLOGY, INFRASTRUCTURE AND CONTENT.

    Our business depends upon third parties. For example, we rely upon third parties for:

    - technology, including client servers, databases, billing and reporting systems;

    - infrastructure, including long-distance transmission facilities, Internet and e-mail connections; and

    - content and features for our ethnic Web portals, including news, entertainment, weather and chat services.

Any errors, delays or failures we experience in connection with these third-party technologies, infrastructure and services could have a negative effect on our:

    - relationship with our customers, including users of our ethnic Web portals;

    - eStart brand; and

    - business as a whole.

BECAUSE WE HAVE SUBSTANTIAL INDEBTEDNESS, OUR FINANCIAL AND OPERATING FLEXIBILITY MAY BE LIMITED.

    We have substantial indebtedness as a result of $160 million in senior notes which we issued in May 1998, approximately $25 million in additional vendor financing agreements entered into during 1999, a $20 million investment and loan agreement with a balloon payment due in 2005 which we entered into in June 2000, and a $50 million senior secured term loan which we entered into in June 2000 and which reflects an increase from an existing $35 million credit facility. We anticipate that we may incur substantial additional indebtedness in the future. Our indebtedness may limit our business plans because:

    - we must dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness and other obligations and, therefore, our cash flow may not be available for use in our business;

    - we may have limited ability to obtain any necessary financing for working capital, capital expenditures, debt service requirements and other purposes in the future;

    - we may have less flexibility in planning for, or reacting to, changes in our business;

    - we may become more highly leveraged than some of our competitors, which may place us at a competitive disadvantage; and

    - we may be less able to react appropriately to an economic downturn in our business.

    Further, we may not be able to meet our obligations to pay interest and fees and repay the principal of our debt. If our cash flow is inadequate to meet our obligations, we may face substantial liquidity problems. If we are unable to generate sufficient cash flow or obtain funds for required payments, or if we fail to comply with other covenants in our indebtedness, we will be in default. This would permit our creditors to accelerate the maturity of our indebtedness and have a material and adverse effect on our business.

BECAUSE WE ARE A HOLDING COMPANY, OUR LIQUIDITY COULD BE ADVERSELY AFFECTED IF OUR SUBSIDIARIES ARE UNABLE TO DISTRIBUTE MONEY TO US.

    We are a holding company without significant income from operations, and we depend on income in the form of dividends, intercompany loans and other permitted payments from our direct and indirect subsidiaries, as well as our own credit arrangements, if any. However, our operating subsidiaries are legally distinct, and have no obligation, contingent or otherwise, to pay amounts due under our indebtedness or to make funds available for such payments. In addition, the ability of our operating subsidiaries to pay dividends, repay intercompany loans or make other distributions to us may be restricted by, among other things, their availability of funds, the terms of such subsidiaries' indebtedness, as well as statutory and other legal restrictions. If our subsidiaries fail to pay any dividends, repay intercompany loans or make any other similar distributions, we would be restricted in our ability to repay our indebtedness and our ability to use cash flow from one subsidiary to cover shortfalls in working capital at another subsidiary.

WE HAVE A HISTORY OF LOSSES AND WE MAY NOT BE PROFITABLE IN THE FUTURE.

    We expect to incur net losses on an annual basis for the next several years. This will continue to occur as we expend additional funds to develop and expand our marketing programs, enter into new markets, introduce new telecommunications and Internet services, and incur interest expense associated with our financing activities. Furthermore, we expect that our operations in new target markets will experience negative cash flows until we can establish an adequate customer base and derive related revenues. We cannot assure you that our revenue will continue to grow or be sustained in future periods or that we will be able to achieve and sustain profitability or positive cash flow from operating activities in any future period. If we cannot achieve profitability from operating activities, we may not be able to meet our:

    - capital expenditures requirements;

    - debt service obligations; or

    - working capital needs.

IF WE ARE NOT ABLE TO OBTAIN ADDITIONAL CAPITAL, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN.

    We may need significant additional investments to implement our business plan, including development and expansion of our network facilities and our marketing programs, and to fund our expected net losses and working capital needs. Our need for additional financing will depend on a variety of factors, including, but not limited to:

    - the rate and extent of our expansion in existing and new markets;

    - the cost of investment in additional switching and transmission facilities and ownership rights in fiber optic cables;

    - the costs to support the introduction of additional or enhanced services such as voice-over-internet-protocol;

    - increased sales and marketing expenses;

    - unanticipated working capital needs;

    - unanticipated business opportunities, including acquisitions, investments or strategic alliances;

    - increased costs due to changes in competitive conditions; and

    - increased costs in response to regulatory or other government actions.

You should be aware that we may conclude that certain unanticipated business opportunities are more favorable to our long-term prospects than those in our current capital spending plan and we may revise our plan accordingly.

    We believe that our available cash, cash from operations, and funds available under our debt facilities will be sufficient to fund our operations and capital expenditure requirements over at least the next 12 months. If we do conclude that our business plan should be revised, we may need to raise additional capital from public or private equity or debt sources. We cannot assure you, however, that we will be able to obtain additional capital, or, if obtained, that we will be able to do so on a timely basis or on terms favorable to us. If we cannot obtain additional capital or cannot obtain additional capital on acceptable terms we may be:

    - required to reduce the scope of our planned expansion;

    - unable to compete effectively in the future; or

    - unable to meet our debt service obligations.

    Even if we are able to raise additional funds through the incurrence of debt, we would likely become subject to additional restrictive financial covenants, which would further limit our ability to implement our business plan.

BECAUSE WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST OTHERS IN THE COMMUNICATIONS INDUSTRY THAT HAVE SIGNIFICANTLY GREATER RESOURCES THAN WE DO, WE MIGHT LOSE CUSTOMERS AND OUR ABILITY TO ATTRACT NEW ONES MAY BE LIMITED.

    The international communications industry is intensely competitive. We cannot predict which of many possible future product and service offerings will be important to our customers or the costs to develop and provide them. In addition, the industry is affected by the introduction of new services by, and the market activities of, major industry participants including AT&T, Sprint and MCI/WorldCom. In particular, larger competitors have certain advantages over us that could cause us to lose customers and limit our ability to attract new customers, including:

    - long-standing relationships and brand recognition with customers;

    - financial, technical, marketing, personnel and other resources substantially greater than ours;

    - more funds to deploy telecommunications services;

    - potential to lower prices of competitive telecommunications services; and

    - fully-deployed networks.

    We face competition from other current and potential market entrants, including:

    - domestic and international long-distance providers, including smaller facilities-based long distance providers seeking to enter, re-enter or expand entry into the international telecommunications marketplace; and

    - other domestic and international competitive telecommunications providers, resellers, cable television companies and electric utilities.

    A continuing trend toward combinations and strategic alliances in the communications industry has given rise to significant new competitors. These new competitors could cause us to lose customers and limit our ability to attract new customers.

IF WE ARE UNABLE TO COMPETE EFFECTIVELY AGAINST FOREIGN-GOVERNMENT-CONTROLLED COMMUNICATIONS BUSINESSES, OUR BUSINESS MAY SUFFER.

    Governments of many countries exercise substantial influence over the telecommunications market. In some cases, the government owns or controls companies that are or may be competitors of ours, such as national telephone companies. We may depend on these competitors for required interconnections to local telephone networks and other services. In highly regulated countries in which we are not dealing directly with the dominant local exchange carrier, the dominant carrier may have the ability to route service as it sees fit and, if this occurs, we may have limited or no recourse. In countries where competition is not yet fully established and we are dealing with an alternative operator, foreign laws may prohibit or limit new operators from offering services in these markets. Accordingly, government actions could materially and adversely affect our business, financial condition and results of operations.

BECAUSE WE HAVE RECENTLY EXPANDED INTO THE INTERNATIONAL COMMUNICATIONS BUSINESS, WE ARE VULNERABLE TO LOST REVENUE AND INCREASED COSTS ASSOCIATED WITH DOING BUSINESS IN EMERGING MARKETS.

    We currently generate substantially all of our revenues from international long distance calls originating in the U.S. As part of our business plan, we have expanded our operations into a number of foreign countries, which will expose us to the risks inherent in doing business on an international level and which could materially and adversely impact our current and planned operations. These risks include:

    - unexpected changes in regulatory requirements or administrative practices;

    - value added taxes, tariffs, customs, duties and other trade barriers;

    - difficulties in staffing and managing foreign operations;

    - problems in collecting accounts receivable;

    - unstable political and economic environments;

    - fluctuations in currency exchange rates;

    - foreign exchange controls which restrict or prohibit repatriation of funds;

    - technology export and import restrictions or prohibitions;

    - delays from customs brokers or government agencies;

    - seasonal reductions in business activity during the summer months in Europe and certain other parts of the world; and

    - potential adverse tax consequences resulting from operating in multiple jurisdictions with different tax laws.

Any one of these risks could result in our loss of revenue or increases in our operating expenses, which would materially and adversely affect our business, financial condition and results of operations.

IF WE FAIL TO DEVELOP OR OBTAIN NEW TECHNOLOGIES, WE MAY LOSE EXISTING CUSTOMERS AND BE UNABLE TO ATTRACT NEW ONES.

    The telecommunications industry is subject to rapid and significant changes in technology, and in customer requirements and preferences. Our failure to keep up with these changes could cause us to lose existing customers and limit our ability to attract new ones. New technologies could reduce the competitiveness of our network. We may be required to select one technology over another, but at a time when it would be impossible to predict with any certainty which technology will prove to be the most economic, efficient or capable of attracting customer usage. Subsequent technological developments may reduce the competitiveness of our network and require unbudgeted upgrades or additional products that could be expensive and time consuming. If we fail to adapt successfully to technological changes, address obsolescence of existing technologies or fail to obtain access to important technologies, we could lose customers and our ability to attract new ones could be limited.

BECAUSE WE REQUIRE COMMUNICATIONS LICENSES TO OPERATE IN FOREIGN COUNTRIES, WE MAY EXPEND SIGNIFICANT FINANCIAL RESOURCES TO OBTAIN LICENSES OR MAY FAIL TO OBTAIN REQUIRED LICENSES.

    We may be required to commit significant financial resources to obtain licenses in foreign countries that we have targeted for our expansion. We cannot be sure that we will be able to obtain all or any of the permits and licenses required for us to operate, obtain access on a timely basis to local transmission facilities or sell and deliver competitive services in these markets. Even if we are successful in obtaining a required license, we may not recognize positive net returns in these markets for extended periods of time.

BECAUSE WE OPERATE IN FOREIGN COUNTRIES, WE MAY FACE SIGNIFICANT LIABILITY UNDER THE U.S. FOREIGN CORRUPT PRACTICES ACT.

    We are subject to the U.S. Foreign Corrupt Practices Act, which generally prohibits U.S. companies and their intermediaries from bribing foreign officials for the purpose of obtaining or maintaining business. As a result, we may be exposed to liability under this Act as a result of past or future actions taken with or without our knowledge by our agents, strategic partners or other intermediaries.

BECAUSE DEREGULATION OF THE TELECOMMUNICATIONS INDUSTRY INVOLVES UNCERTAINTIES, THE RESOLUTION OF THESE UNCERTAINTIES COULD ADVERSELY AFFECT OUR BUSINESS.

    The Telecommunications Act of 1996 provides for significant deregulation of the telecommunications industry, including the local telecommunications and long distance industries. This federal statute and the related regulations remain subject to judicial review and additional rulemakings of the FCC making it difficult to predict what effect the legislation will have on us, our operations and our competitors. Several regulatory and judicial proceedings have recently concluded, are underway or may soon be commenced, that address issues affecting our operations and those of our competitors, which may cause significant changes to our industry. We cannot predict the outcome of these developments, nor can we assure you that these changes will not have a material adverse effect on us.

    As a multinational communications company, we are subject to varying regulation in each jurisdiction in which we provide services. We may be affected indirectly by the laws of other jurisdictions applicable to foreign carriers with whom we do business. In general, the FCC and the state public service commissions throughout the U.S. have the authority to condition, modify, cancel, terminate or revoke our operating authority for failure to comply with federal or state law and to impose fines or other penalties for such violations. Because regulatory frameworks in many foreign countries are relatively new, we cannot adequately assess the potential for enforcement action in such countries. Any regulatory enforcement action by U.S., state or federal or foreign authorities could materially and adversely affect our business.

IF WE FAIL TO EFFECTIVELY MANAGE OUR RECENT GROWTH, OUR STRATEGY TO IMPLEMENT AND EXPAND OUR SERVICE OFFERINGS WOULD BE ADVERSELY AFFECTED.

    Our recent growth and expansion and our strategy to continue this growth and expansion has placed, and we expect it to continue to place, a significant strain on our management, operational and financial resources and systems and controls. As we increase our service offerings and expand our target markets in the U.S. and overseas, our customer service, marketing and administrative resources will encounter additional demands. Furthermore, if our traffic forecasting is inaccurate, we may suffer insufficient or excessive transmission facilities and disproportionately high fixed expenses. Our failure to successfully manage our expansion would adversely affect our ability to implement and expand our service offerings.

IF WE EXPERIENCE A NETWORK SYSTEM FAILURE, OUR SERVICE COULD BE DELAYED OR INTERRUPTED THAT COULD CAUSE US TO LOSE EXISTING CUSTOMERS OR LIMIT OUR ABILITY TO ATTRACT NEW ONES.

    Our operations depend on our ability to successfully integrate new technologies and equipment into our network. As we increase our traffic, build-out our network and integrate new technologies and equipment into our network, we will place additional strains on our systems. We cannot assure you that we will not experience system failures. Frequent, significant or prolonged system failures, or difficulties experienced by customers in accessing or maintaining connection with our network could substantially damage our reputation, resulting in the loss of existing customers or our ability to attract new ones.

BECAUSE WE RELY ON A FEW KEY INTERNATIONAL LONG-DISTANCE CARRIER CUSTOMERS FOR A SUBSTANTIAL PERCENTAGE OF OUR NET REVENUE, THE LOSS OF A KEY CUSTOMER, OR A SIGNIFICANT AMOUNT OF BUSINESS FROM A KEY CUSTOMER WOULD MATERIALLY REDUCE OUR REVENUES.

    We offer wholesale communications services to other international long distance carriers, which allows us to balance our residential customer base and efficiently use our network capacity. We depend on a few key international long-distance carrier customers for a substantial percentage of our net revenue. Although the composition of our carrier customer base varies from period to period, during the quarter ended June 30, 2000, our five largest carrier customers accounted for approximately 20% of our net revenues. In addition, mergers and alliances in the telecommunications industry may reduce the number of customers that purchase or are available to purchase our wholesale international long distance services.

    In general, our carrier customers may terminate our agreements and arrangements on short notice without penalty, and need not maintain their current levels of our services. A loss of a significant amount of carrier business from a key customer or an overall reduction in our number of customers would materially and adversely affect our business, financial condition and results of operations.

BECAUSE WE DEPEND ON THE TRANSMISSION FACILITIES OF LONG DISTANCE CARRIERS, WE MAY EXPERIENCE UNANTICIPATED PRICE INCREASES AND SERVICE CANCELLATION.

    Historically, we have carried and terminated substantially all of our customers' telephone calls through transmission lines of facilities-based long distance carriers that provide us transmission capacity through a variety of lease and resale arrangements. Our future profitability depends in part on our ability to use transmission facilities cost-effectively. Currently, however, because the prices we are charged in our transmission line agreements for leasing and resale vary with our use and other factors, we may experience unanticipated price increases and service cancellations by the carriers. Therefore, our ability to maintain and expand our business is dependent, in part, upon our ability to maintain satisfactory relationships with these carriers, many of which are, or may in the future become, competitors. If we fail to maintain satisfactory relationships with one or more of these carriers, it could materially and adversely affect our business, financial conditions and results of operations.

IF WE ARE UNABLE TO SUCCESSFULLY MANAGE OUR NEED FOR TRANSMISSION FACILITIES, WE WILL INCUR HIGHER OPERATING COSTS.

    As our traffic volume increases in particular international markets, we intend to reduce our use of variable-usage leasing arrangements. We intend to enter into fixed, non-cancelable leasing arrangements on a longer-term basis and/or construct or acquire additional transmission facilities of our own. However, if we enter into fixed arrangements and/or increase our owned transmission facilities and we incorrectly project traffic volume in particular markets, we would experience higher fixed costs without any corresponding increase in revenue. We have access rights in and to, a number of undersea fiber optic cable systems. As a key element in our business plan, we intend to acquire additional access rights to undersea fiber optic cable transmission lines through partial ownership or through lease and other access arrangements on negotiated terms that may vary with industry and market conditions. We cannot assure you that we can secure undersea fiber optic cable transmission lines to meet our current and/or projected international traffic volume, that we can secure such lines on satisfactory terms, or that we may not over- or under- invest in such lines due to inaccurate traffic forecasts.

BECAUSE WE DEPEND ON FOREIGN CALL-TERMINATION ARRANGEMENTS, IF THESE TERMINATION AGREEMENTS ARE CANCELED OR NOT RENEWED WE MAY LOSE CUSTOMERS.

    We currently offer U.S.-originated international long-distance service globally through a series of business agreements and arrangements. These agreements and arrangements, particularly those with national phone companies of targeted foreign markets, permit us to provide international long distance service to our customers using the lowest-cost route. Although our operating agreements and termination arrangements are sufficient for our current business and traffic levels, we offer no assurance that we will be able to negotiate additional operating agreements or termination arrangements or maintain such existing or additional agreements or arrangements in the future. Cancellation of certain operating agreements or other termination arrangements could materially and adversely affect our business, financial condition and results of operations. In addition, our failure to enter into additional operating agreements or termination arrangements could limit our ability to increase our services to our current target markets, gain entry into new markets, or otherwise increase our revenues and control our costs.

IF WE ARE UNABLE TO MANAGE OUR CURRENT INFORMATION SYSTEMS OR UPGRADE OUR INFORMATION SYSTEMS APPROPRIATELY, OUR BUSINESS WILL SUFFER.

    We greatly depend on effective information systems. For example, we depend on our ability to:

    - record and process significant amounts of data quickly and accurately to route our calls efficiently and cost-effectively;

    - bill for the services we provide to customers;

    - ensure that we are properly charged by vendors for services we use;

    - effectively monitor settlements for service;

    - achieve operating efficiencies; and

    - otherwise manage our growth.

Difficulties or delays in the acquisition, implementation, integration and ongoing use of our management information systems resources may disrupt our operations and materially and adversely affect our business, financial condition and results of operations.

BECAUSE OUR SUCCESS DEPENDS UPON THE CONTINUED CONTRIBUTION OF OUR MANAGEMENT TEAM, THE LOSS OF ANY OF OUR EXECUTIVE OFFICERS, KEY EMPLOYEES OR OTHER SKILLED PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

    To a significant degree, our success depends upon the continued contributions of our management team including Ram Mukunda, our Chairman, President, Chief Executive Officer and Treasurer; and Prabhav V. Maniyar, our Corporate Vice President and Chief Financial Officer. Although we have employment agreements with Messrs. Mukunda and Maniyar and maintain "key man" life insurance on Mr. Mukunda, loss of one or both of their services could materially and adversely affect our business, financial condition and results of operations.

    Our success also depends on the continued contributions of our current personnel and on our ability to attract and retain additional qualified management and technical, marketing and customer service personnel. Competition for qualified personnel in the telecommunications industry is intense and, from time to time, there are only a limited number of persons with knowledge of and experience in particular sectors of the industry who may be available to us. We often undertake a lengthy process in locating personnel with the combination of skills and attributes required to implement our strategies, and we can offer you no assurance that we will be successful in attracting and retaining such personnel, especially management personnel and personnel for foreign offices. The loss of the services of key personnel, or our inability to attract additional qualified personnel, could materially and adversely affect our operations and our ability to implement our business plan.

BECAUSE OUR EXECUTIVE OFFICERS AND DIRECTORS ARE ABLE TO EXERCISE SIGNIFICANT INFLUENCE OVER OUR COMPANY, OUR BUSINESS AND STOCK PRICE COULD BE ADVERSELY AFFECTED.

    As of August 22, 2000, our executive officers and directors beneficially owned approximately 3,782,291 shares of our common stock representing approximately 26.5% of the outstanding shares. Of these amounts, Mr. Mukunda beneficially owns approximately 3,584,675 shares. Our executive officers and directors as a group, or Mr. Mukunda, acting individually, will be able to exercise significant influence over such matters as the election of our directors and other fundamental corporate transactions such as mergers, asset sales and the sale of our company, which limits the influence of our new stockholders and may depress our stock price.

THE STOCK PRICES OF INTERNET-RELATED COMPANIES SUCH AS OURS ARE HIGHLY VOLATILE AND COULD DROP UNEXPECTEDLY RESULTING IN COSTLY LITIGATION AND HARM TO OUR BUSINESS.

    The market price of our common stock is subject to significant fluctuations. Many companies in our industry have been the subject of class action litigation by investors following periods of volatility in the price of their publicly traded securities. If the market value of our common stock experiences adverse fluctuations, and we become the subject of this type of litigation, regardless of the outcome, we will incur substantial legal costs. In addition, this type of litigation may strain our resources and divert management attention, causing our business to suffer.

BECAUSE THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS, IT MAY NOT PROVE TO BE ACCURATE.

    This prospectus, including the documents we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition. Some forward-looking statements may be identified by the use of such terms as "believes," "anticipates," "intends," or "expects." These forward-looking statements relate to our plans, objectives and expectations for future operations. We base these statements on our beliefs as well as assumptions we made using information currently available to us. In light of the risks and uncertainties inherent in all such projected operational matters, the inclusion of forward-looking statements in this prospectus and the documents incorporated herein by reference should not be regarded as a representation by us or any other person that our objectives or plans will be achieved or that any of our operating expectations will be realized. Our revenues and results of operations are difficult to forecast and could differ materially from those projected in the forward-looking statements contained in this prospectus and the documents incorporated herein by reference as a result of certain factors, including, but not limited to, those set forth in the section of this prospectus entitled "Risk Factors." These factors should not be considered exhaustive; we undertake no obligation to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                            SELLING SECURITYHOLDERS
                                  COMMON STOCK

    The following table sets forth information regarding the beneficial ownership of our common stock held by the selling securityholders, the number of shares being registered to permit sales from time to time by such selling securityholders, and the total beneficial ownership of shares of our common stock if all shares so registered should be sold by the selling securityholders. This information is as of August 16, 2000 except with regard to Messrs. Inguagiato and Samuels, for whom it is as of August 22, 2000. Beneficial ownership is determined by the rules of the SEC. To our knowledge, all shares are beneficially owned, and sole voting and investment power is held by the person or entity named, unless otherwise noted. This information assumes the sale of all shares listed under "Common Stock to be Offered." It also assumes that none of the selling securityholders will sell securities which are beneficially owned by them and are not listed in such column or purchase or otherwise acquire additional shares of our common stock or securities convertible into or exchangeable for our common stock. The selling securityholders also are not under any obligation to sell all or any portion of their common shares, nor are the selling securityholders obligated to sell any of their common stock immediately under this prospectus. This information may change from time to time, and, if required, such information will be set forth in a supplement of supplements to this prospectus.

    Unless otherwise set forth below, none of the selling securityholders has, or within the past three years has had, any position, office or material relationship with us or our predecessors.

                                                                                   COMMON STOCK
                                                 COMMON STOCK     COMMON STOCK      TO BE OWNED
                                                OWNED PRIOR TO         TO            AFTER THE
NAME                                             THE OFFERING    BE OFFERED (1)    OFFERING (2)
----                                            --------------   --------------   ---------------
Acorn Fund....................................       200,000         200,000               --
Rageev Aggarwal...............................         2,629           2,629               --
Acorn Investment Trust, Series Designated
  Acorn Fund..................................       230,400          32,000          198,400
                                                                                        (1.36%)
John J. Allen, Jr.............................         2,000           2,000               --
The Jenifer Altman Foundation (3).............         7,000           7,000               --
Alza Corporate Retirement Plan (3)............         6,000           6,000               --
Mary C. Anderson..............................         3,500           3,500               --
Apogee Fund, L.P..............................       100,000         100,000               --
Asphalt Green, Inc. (3).......................         2,000           2,000               --
Ballyshannon Partners, LP.....................        18,000          18,000               --
Bear Stearns Sec Corp FBO L. Keith Fretz,
  IRA.........................................         2,500           2,500               --
Bear Stearns Securities Corp FBO William B.
  Fretz, SEP IRA..............................         1,000           1,000               --
Bear Stearns Securities Corp FBO Constance
  Fretz, IRA..................................         2,500           2,500               --
Bear Stearns Securities Corp FBO Jill S.
  Meyer, IRA..................................           350             350               --
Bear Sterns Security Corp. Cust. For Gerald P.
  Gaines, IRA Rollover........................         2,000           2,000               --
Bear Stearns Security Corp. Cust. For David S.
  Callan, IRA.................................         1,000           1,000               --
Bear Stearns Securities Corp FBO Barry
  Morrison....................................         1,000           1,000               --
Gregory J. Berlacher..........................         2,000           2,000               --
Sayan Bhattacharjee...........................         1,238           1,238               --

                                                                                   COMMON STOCK
                                                 COMMON STOCK     COMMON STOCK      TO BE OWNED
                                                OWNED PRIOR TO         TO            AFTER THE
NAME                                             THE OFFERING    BE OFFERED (1)    OFFERING (2)
----                                            --------------   --------------   ---------------
Alain Bigio...................................       149,629         149,629               --
Yves Bigio....................................        40,742          40,742               --
Joseph O. Bound...............................         3,000           3,000               --
Butler Family LLC (3).........................         3,000           3,000               --
Calabria Limited..............................       110,142         110,142               --
Capstone Equities L.P.........................        52,500           7,500           45,000
William Chen..................................       132,478         132,478               --
Kathy Chung Yuen Yee..........................        13,794          13,794
Circle T. Partners, L.P.......................        40,000          40,000               --
City of Milford Pension & Retirement Fund.....        16,000          16,000               --
City of Milford Pension & Retirement Fund
  (3).........................................        27,000          27,000               --
City of Stamford Firemen's Pension Fund.......         9,000           9,000               --
City of Stamford Firemen's Pension Fund (3)...        13,000          13,000               --
William C. Clement Trustee UTA dts 2/8/91.....         3,000           3,000               --
Sheryl Cohen..................................        96,532          96,532               --
Stanley Cohen.................................       124,112         124,112               --
John M. Cooney................................         2,000           2,000
Dean Witter Foundation (3)....................         8,000           8,000               --
Karen M. Dauphinee............................         2,500           2,500               --
Trevor Dearman................................         1,238           1,238               --
Holger Dietze.................................         1,238           1,238               --
EDJ Limited...................................        20,000          20,000               --
Richard H. Edson..............................        10,000          10,000               --
Ferris, Baker Watts...........................        39,600          39,600               --
First Union...................................         7,000           7,000               --
Jean Flax.....................................         4,500           4,500               --
Lance Flax....................................         1,000           1,000               --
Yimin Fu......................................        33,644          33,644               --
Geary Partners................................        25,000          25,000               --
Gem Global Yield Fund Ltd.....................        41,466          41,466               --
Georgetown University (James R. Schlesinger
  Fund).......................................        25,000          25,000               --
Global Data Communications, LLC...............        23,474          23,474               --
Patrick Grande................................         2,000           2,000               --
Gruber & McBaine International................        45,400          32,000           13,400
Jon D. Gruber.................................        15,500          10,000            5,500
Salvador O. Gutierrez.........................         3,500           3,500               --
HBL Charitable Unitrust (3)...................         3,000           3,000               --
Susan Uris Halpern (3)........................         6,000           6,000               --
David C. Halpert..............................           500             500               --
Hare & Co.....................................        14,000          14,000               --
John J. Harrison and Belinda A. Harrison......        10,000          10,000               --
Heil & Co.-Ferris Hamilton Family Trust.......         6,000           6,000               --
Heil & Co.-Mary Ann Hamilton Trust............         6,000           6,000               --
Andrew Heiskell (3)...........................         5,000           5,000               --
Thomas S. Howland.............................         4,000           4,000               --
Xaiopo Huang..................................        23,934          23,934               --
Helen Hunt (3)................................         3,000           3,000               --

                                                                                   COMMON STOCK
                                                 COMMON STOCK     COMMON STOCK      TO BE OWNED
                                                OWNED PRIOR TO         TO            AFTER THE
NAME                                             THE OFFERING    BE OFFERED (1)    OFFERING (2)
----                                            --------------   --------------   ---------------
Joseph Inguagiato (5).........................       188,680         188,680               --
JMG Triton Offshore Fund, Ltd.................        14,000          14,000               --
Richard Johnson...............................         2,000           2,000               --
Michael C. Kane...............................         2,500           2,500               --
Joseph E. Kellog..............................         2,000           2,000               --
Leonard Kingsley..............................         6,000           6,000               --
Michael J. Kuntz..............................         2,000           2,000
Lagunitas Partners, L.P.......................       109,000          78,000           31,000
Lancaster Investment Partners, L.P............       200,000         200,000               --
Lazar Foundation (3)..........................         2,000           2,000               --
Ya Li.........................................       294,681         294,681               --
Victor Liu....................................        33,644          33,644               --
Peter Looram (3)..............................         1,500           1,500               --
E. Peter Malekian.............................         1,000           1,000               --
James Mantil..................................        27,581          27,581               --
Lois S. Marcus................................         2,000           2,000               --
Stephen Marcus................................        15,000          15,000               --
Mellon Bank NA Custodian For PERSI-Zesiger
  Capital.....................................       100,000         100,000               --
Domenic J. Mizio (3)..........................         6,000           6,000               --
Jeanne L. Morency (3).........................         2,000           2,000               --
Morgan Trust of the Bahamas Ltd./as Trustee
  u/a/d 11/30/93 (3)..........................         7,000           7,000               --
Murray Capital LLC (3)........................         3,000           3,000               --
Risi Na.......................................        33,644          33,644               --
National Federation of Independent Business
  (NFIB)--Corporate Account (3)...............         6,000           6,000               --
NFIB Employee Pension Trust (3)...............         9,000           9,000               --
Lijun Niu.....................................         1,238           1,238               --
Norwalk Employees' Pension Plan (3)...........        14,000          14,000               --
Oppenheimer Enterprise Fund...................       187,500         187,500               --
Oregon State Treasury.........................       278,000          38,000          240,000
The Paisley Fund, L.P.........................        55,000          55,000               --
The Paisley Pacific Fund, L.P.................        65,000          65,000               --
The Paisley Pacific Fund......................        40,000          40,000               --
Pequot Scout Fund, L.P........................       220,000         220,000               --
Charles Place.................................         9,000           9,000               --
Leonid Polishuk...............................         6,500           4,000            2,500
Porter Partners, L.P..........................       180,000         180,000               --
Presidio Partners.............................        50,000          50,000               --
Richard Prins (4).............................        33,000          33,000               --
Psychology Associates (3).....................         1,000           1,000               --
Public Employee Retirement System of Idaho
  (3).........................................        70,000          70,000               --
Roanoke College (3)...........................         7,000           7,000               --
RS Diversified Growth Fund....................       140,000         140,000               --
RS MicroCap Growth Fund.......................        50,000          50,000               --
Robert J. Rich................................         5,000           5,000               --
Rockham Capital Ventures, LLC.................        10,000          10,000               --

                                                                                   COMMON STOCK
                                                 COMMON STOCK     COMMON STOCK      TO BE OWNED
                                                OWNED PRIOR TO         TO            AFTER THE
NAME                                             THE OFFERING    BE OFFERED (1)    OFFERING (2)
----                                            --------------   --------------   ---------------
Mark Rust.....................................         4,400           4,400               --
Eric Saiz.....................................       174,629         174,629               --
Sandra G. Samkavitz...........................         4,000           4,000               --
Stephen Samuels (5)...........................       188,680         188,680               --
Janet M. Santkulis............................         3,000           2,000            1,000
Ashok Saxena..................................       188,094         188,094               --
John Schilling................................        96,532          96,532               --
Alexander T. Shang............................           912             912               --
Steve Shea....................................        23,000          23,000               --
John J.F. Sherrerd............................        20,000          20,000               --
Howard Silverman..............................         2,000           2,000               --
Jack Singer...................................           556             556               --
Judy Reed Smith...............................         1,000           1,000               --
Terrance W. Snyder............................         2,500           2,500               --
Societe Generale..............................        25,000           5,000           20,000
Keith A. Storti...............................         3,000           2,000            1,000
Sossina Tafari................................         1,238           1,238               --
Tazmanic Corporation..........................         4,607           4,607               --
TTEES Emerging Growth Equities................         1,450           1,450               --
Turner Micro Cap Growth Fund..................        50,000          50,000               --
Richard C. Walling Jr.........................        15,000          15,000               --
Susan L. Walling..............................         4,000           4,000               --
Carroll A. Weinberg, M.D......................         7,000           2,000            5,000
Wells Family LLC (3)..........................         9,000           9,000               --
Raymond Welsh.................................         8,000           8,000               --
Harold & Grace Willens JTWROS (3).............         3,000           3,000               --
Wolfson Investment Partners L.P. (3)..........         6,000           6,000               --
Jackson Wong..................................       198,719         198,719               --
Tracy Xu......................................        33,644          33,644               --
Albert Zesiger (3)............................        10,000          10,000               --
Barrie R. Zesiger (3).........................         7,000           7,000               --
Hanining Zhang................................         3,696           3,696               --
                                                   ---------       ---------          -------
TOTAL:........................................     5,404,665       4,841,865          562,800
                                                   =========       =========          =======

------------------------

(1) One or more supplements or post-effective amendments to this prospectus may be filed pursuant to Rule 424, or otherwise, under the Securities Act to describe any material arrangements for sale of the shares, if such arrangements are entered into by any selling securityholders.

(2) Represents less than 1%, unless otherwise indicated.

(3) Securityholders purchased common stock sold in this offering through the Zesiger Capital Group, LLC.

(4) Member of our Board of Directors.

(5) Pursuant to an Asset Purchase Agreement between us and Telcorp, Limited dated as of August 22, 2000, upon the closing of the Telcorp transaction, we will issue Telcorp 377,360 shares of our Common Stock. Telcorp has indicated that immediately upon receipt of these shares, it will distribute 188,680 shares of the Common Stock to each of its two stockholders, Mr. Inguagiato and Mr. Samuels.

                          WARRANTS AND WARRANT SHARES

    The following table sets forth certain information as of August 16, 2000 with respect to those selling securityholders holding warrants to purchase shares of our common stock and the shares of our common stock underlying those warrants. Because the selling securityholders may sell some or all of their warrants or the shares of common stock underlying those warrants, we cannot estimate the aggregate amount of warrants and/or the underlying shares of common stock that may be owned by each selling securityholder in the future. The selling securityholders are not under any obligation to sell all or any portion of their warrants and/or the underlying shares of common stock, nor are the selling securityholders obligated to sell any of their warrants and/or the underlying shares of common stock immediately under this prospectus. Except as otherwise noted, the information included in the table was obtained from First Union National Bank as the Warrant Agent under the Warrant Agreement dated
May 21, 1998 between us and First Union National Bank. This information may change from time to time, and, if required, such changes will be set forth in a supplement or supplements to this prospectus.

    Unless otherwise set forth below, none of the selling securityholders has, or within the past three years has had, any position, office or material relationship with us or our predecessors.

                                                              NUMBER OF   NUMBER OF WARRANTS
NAME (1)                                                      WARRANTS        SHARES (2)
--------                                                      ---------   ------------------
Allied Capital Corporation (3)..............................   125,000         125,000
Bank of New York (The)......................................    21,850          27,343
Bankers Trust Company.......................................    32,330          40,458
Boston Safe Deposit and Trust Company.......................     1,250           1,564
Brown Brothers Harriman & Co................................    17,500          21,900
Chase Manhattan Bank........................................    12,835          16,062
Citibank, N.A...............................................     7,000           8,759
Donaldson, Lufkin and Jenrette Securities Corporation.......     5,900           7,383
First Union National Bank (Main)(4).........................       500             625
First Union National Bank (4)...............................     1,300           1,626
Investors Bank & Trust/M.F. Custody.........................     3,400           4,254
Lehman Brothers, Inc........................................    14,630          18,308
Northern Trust Company (The)................................       310             387
Paine Webber Incorporated...................................       190             238
PNC Bank, National Association..............................       170             213
State Street Bank and Trust Company.........................    40,585          50,788
Swiss American Securities, Inc..............................        50              62
U.S. Bank National Association..............................       200             250
                                                               -------         -------
TOTAL:......................................................   285,000         325,220
                                                               =======         =======

------------------------

(1) One or more supplements or post-effective amendments to this prospectus may be filed pursuant to Rule 424, or otherwise, under the Securities Act to describe any material arrangements for sale of the shares, if such arrangements are entered into by any selling securityholder.

(2) Represents the number of whole shares of our common stock which may be acquired upon the exercise of the warrants assuming that all of the warrants held by such beneficial owner are exercised. For Allied Capital Corporation, each warrant share is exercisable for 1 share of Common Stock at an exercise price of $11.21 per share, subject to certain antidilution adjustments. For all other warrantholders, each warrant is exercisable for 1.25141 shares of Common Stock at an exercise price of $24.20 per share.

(3) Issued pursuant to Investment and Loan Agreement dated as of June 30, 2000 by and between us and Allied Capital Corporation.

(4) Serves as Trustee under the Indenture between us and the Trustee dated
    May 21, 1998 and as Warrant Agent under the Warrant Agreement between us and the Warrant Agent dated May 21, 1998.

                              PLAN OF DISTRIBUTION

    We are registering our securities on behalf of the selling securityholders. Selling securityholders, as used in this prospectus, includes donees, pledgees, transferees or other successors in interest who may receive securities received from a named selling securityholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus. The selling securityholders will act independently of Startec in making decisions with respect to the timing, manner and size of each sale. The selling securityholders may offer their common stock and their warrants, including the shares of common stock issuable upon the exercise of the warrants, in various amounts and at various times in one or more of the following transactions;

    - in ordinary broker's transactions on the Nasdaq National Market or any national securities exchange on which our common stock may be listed at the time of sale;

    - in the over-the-counter market;

    - in privately negotiated transactions other than in the over-the counter market;

    - in connection with short sales of other shares of our common stock in which the securities are redelivered to close out positioning;

    - by pledge to secure debts and other obligations;

    - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

    - pursuant to Rule 144; or

    - in a combination of any of the above transactions.

    The selling securityholders may sell their securities at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling securityholders may use broker-dealers to sell their securities. If this happens, broker-dealers will either receive discounts or commissions from the selling securityholders, or they will receive commissions from purchasers of the securities for whom they acted as agents. This compensation may exceed customary commissions.

    The selling securityholders and the broker-dealers to or through whom sale of the securities may be made could be deemed to be "underwriters" within the meaning of the Securities Exchange Act of 1934, as amended, and their commissions or discounts and other compensation received in connection with such sales may be regarded as underwriters' compensation.

    The anti-manipulation provisions of Rules 101 through 104 under Regulation M of the Securities Exchange Act of 1934, as amended, may apply to purchases and sales of common stock by the selling securityholders. In addition, there are restrictions on market-making activities by persons engaged in the distribution of the common stock.

    None of the selling securityholders have advised us of any specific plans for the distribution of the securities covered by this prospectus. When and if we are notified by any of the selling securityholders that any material arrangement has been entered into with a broker dealer or underwriter for the sale of a material portion of the securities covered by this prospectus, a prospectus supplement or post-effective amendment to the registration statement will be filed setting forth:

    - the name of the participating broker-dealer(s) or underwriters;

    - the number of securities involved;

    - the price or prices at which such securities were sold by the selling securityholders;

    - the commissions paid or discounts or concessions allowed by the selling securityholders to such broker-dealers or underwriters; and

    - other material information.

    We have agreed to pay all costs relating to the registration of the securities (other than fees and expenses, if any, of counsel or other advisors to the selling securityholders). Any commissions or other fees payable to broker-dealers in connection with any sale of the securities will be borne by the selling securityholders or other party selling such security.

                                 LEGAL MATTERS

    The validity of the securities offered will be passed upon for us by Piper Marbury Rudnick & Wolfe LLP, Baltimore, Maryland.

                                    EXPERTS

    The consolidated financial statements and schedules included in the Company's 1999 Form 10-K are incorporated by reference in this registration statement and have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as expects in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934 as amended, and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file, including the registration statement on Form S-3 of which this prospectus is a part, at the SEC's public reference rooms:

450 Fifth Street, N.W.       7 World Trade Center         500 West Madison Street
Room 1024                    New York, New York           Suite 1400
Washington, D.C. 20549                                    Chicago, Illinois 60661

    Our SEC filings are also available to the public from the SEC's Web site at "http://www.sec.gov". The SEC's phone number is 1-800-SEC-0330. In addition, any of our SEC filings may also be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                           INCORPORATION BY REFERENCE

    We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the registration statement. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file at a later date with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

    - Our Annual Report, including all amendments thereto, on Form 10-K for the year ended December 31, 1999.

    - Our Quarterly Reports on Form 10-Q for the quarters ending March 31 and June 30, 2000.

    - The description of our Common Stock which is contained in the Company's Registration Statement on Form S-4 (SEC File No. 333-58247) originally filed on July 1, 1998.

    We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. You may request a copy of these filings, by writing or telephoning us at the following address:

                             Startec Global Communications Corporation
                             10411 Motor City Drive
                             Bethesda, MD 20817
                             Attention:  Chief Financial Officer
                             (301) 365-8959

                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE SELLING SECURITYHOLDERS ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

SEC Registration fee........................................  $ 1,351
Printing fee................................................   25,000
Accounting fees and expenses................................   20,000
Legal fees and expenses.....................................   25,000
Miscellaneous...............................................       --
                                                              -------
      Total.................................................  $71,351

------------------------

* Estimated, except for SEC registration fee. No portion of these expenses will be borne by the selling securityholders.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty of loyalty to the corporation or its securityholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transactions from which the director derived an improper personal benefit. The Registrant's Restated Certificate of Incorporation contains provisions permitted by Section 102(b)(7) of the DGCL.

    Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

    The Registrant's Restated Certificate of Incorporation and Bylaws provide indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL. Pursuant to the respective registration rights agreements entered into with the Registrant, the selling securityholders have agreed to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act.

    The Registrant maintains liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

ITEM 16. EXHIBITS.

NUMBER                                            DESCRIPTION
------                    ------------------------------------------------------------
        3.1*              Restated Certificate of Incorporation

        3.2*              Bylaws

        4.1**             Warrant Agreement, dated as of May 21, 1998 by and between the Company and First Union National Bank, as Warrant Agent

        4.2***            Investment and Loan Agreement between the Company and Allied
                          Capital Corporation dated June 30, 2000

        4.3***            Stock Purchase Warrant issued by the Company to Allied
                          Capital Corporation as of June 30, 2000

        4.4***            Promissory Note issued by the Company to Allied Capital
                          Corporation on June 30, 2000

        5.1****           Opinion of Piper Marbury Rudnick & Wolfe LLP

       10.59****          First Supplemental Indenture dated as of February 28, 1999 by and among Startec Global Holding Corporation, Startec
                          Global Communications Corporation and First Union National
                          Bank

       10.60****          Amended and Restated First Supplemental Indenture dated as of February 28, 1999 by and among Startec Global
                          Communications Corporation and First Union National Bank.

       23.1****           Consent of Arthur Andersen LLP

       23.2****           Consent of Piper Marbury Rudnick & Wolfe LLP (included in
                          Exhibit 5.1)

       24.1****           Power of Attorney (contained on signature page)

------------------------

* Incorporated by reference from the Company's Registration Statement on Form S-4 (SEC File No. 333-58247) filed on July 1, 1998.

** Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarter ending June 30, 1998.

*** Incorporated by reference from Exhibits 10.56, 10.57 and 10.58 to the Company's Quarterly Report on Form 10-Q for the quarter ending June 30, 2000.

****Filed herewith.

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement, notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d)of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

    (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on August 23, 2000.

                                                       STARTEC GLOBAL COMMUNICATIONS CORPORATION

                                                       By:  /s/ PRABHAV V. MANIYAR
                                                            -----------------------------------------
                                                            Prabhav V. Maniyar
                                                            Chief Financial Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                     TITLE
                      ---------                                     -----
/s/ PRABHAV V. MANIYAR                                 Chief Financial Officer
-------------------------------------------
Prabhav V. Maniyar

August 23, 2000

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Ram Mukunda and Prabhav V. Maniyar and each of them acting alone, as his lawful attorney-in-fact and agent, each with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                                                       President, Chief Executive
/s/ RAM MUKUNDA                                        Officer,
----------------------------                           Treasurer and Chairman        August 23, 2000
Ram Mukunda                                            (Principal Executive
                                                       Officer)

                                                       Chief Financial Officer and
/s/ PRABHAV V. MANIYAR                                 Director (Principal
----------------------------                           Financial and Accounting      August 23, 2000
Prabhav V. Maniyar                                     Officer)

/s/ SUDHAKAR V. SHENOY                                 Director
----------------------------                                                         August 23, 2000
Sudhakar V. Shenoy

/s/ NAZIR G. DOSSANI                                   Director
----------------------------                                                         August 23, 2000
Nazir G. Dossani

/s/ RICHARD K. PRINS                                   Director
----------------------------                                                         August 17, 2000
Richard K. Prins

                                 EXHIBIT INDEX

NUMBER                                             DESCRIPTION
------                     ------------------------------------------------------------
       3.1*                Restated Certificate of Incorporation

       3.2*                Bylaws

       4.1**               Warrant Agreement, dated as of May 21, 1998 by and between the Company and First Union National Bank, as Warrant Agent

       4.2***              Investment and Loan Agreement between the Company and Allied
                           Capital Corporation dated June 30, 2000

       4.3***              Stock Purchase Warrant issued by the Company to Allied
                           Capital Corporation as of June 30, 2000

       4.4***              Promissory Note issued by the Company to Allied Capital
                           Corporation on June 30, 2000

       5.1****             Opinion of Piper Marbury Rudnick & Wolfe LLP

      10.59****            First Supplemental Indenture dated as of February 28, 1999 by and among Startec Global Holding Corporation, Startec
                           Global Communications Corporation and First Union National
                           Bank

      10.60****            Amended and Restated First Supplemental Indenture dated as of February 28, 1999 by and among Startec Global
                           Communications Corporation and First Union National Bank.

      23.1****             Consent of Arthur Andersen LLP

      23.2****             Consent of Piper Marbury Rudnick & Wolfe LLP (included in
                           Exhibit 5.1)

      24.1****             Power of Attorney (contained on signature page)

------------------------

* Incorporated by reference from the Company's Registration Statement on Form S-4 (SEC File No. 333-58247) filed on July 1, 1998.

** Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarter ending June 30, 1998.

*** Incorporated by reference from Exhibits 10.56, 10.57 and 10.58 to the Company's Quarterly Report on Form 10-Q for the quarter ending June 30, 2000.

****Filed herewith.